Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2008
– Annual Revenue of $533.9 Million –
– Adjusted Operating Cash Flow of $137.8 Million –
– Revenue from Strategic Growth Initiatives produced 36.8% of Revenue in Fourth Quarter –
– Long-Term Debt Reduced by $21.9 Million During Fourth Quarter –
          SIOUX FALLS, SD, February 18, 2009 – LodgeNet Interactive Corporation (Nasdaq:LNET) today reported annual 2008 revenue of $533.9 million compared to $485.6 million in 2007 and a net loss of $(48.4) million or $(2.16) per share (basic and diluted) for 2008 compared to a net loss of $(65.2) million or $(3.00) per share (basic and diluted) for 2007. Both periods included one-time charges and expenses which are more specifically addressed below for such items as restructuring and integration expenses, and charges, in 2008, associated with purchased intangibles and goodwill. Excluding such charges and expenses, the net loss for 2008 would have been $(19.9) million or $(0.89) per share compared to an adjusted proforma of $(29.5) million or $(1.31) per share for 2007.
          For the fourth quarter of 2008, revenue was $121.4 million compared to $132.8 million in the fourth quarter of 2007, a decrease of 8.5%. The Company’s net loss was $(21.7) million or $(0.97) per share (basic and diluted) for the fourth quarter of 2008 compared to a net loss of $(19.7) million or $(0.87) per share (basic and diluted) in the fourth quarter of 2007. Net loss for both quarters included charges for such items as restructuring, integration, and amortization of acquired intangibles related to the 2007 acquisitions. The 2008 results also included charges associated with purchased intangibles, goodwill and a reduction in force related to our expense reduction initiatives. Excluding such charges, the net loss for 2008 would have been $(5.9) million or $(0.27) per share compared to a net loss of $(8.0) million or $(0.35) per share in the fourth quarter of 2007.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Twelve Months Ended December 31,
	2008	2007
Total revenue	$533,879	$485,588
Operating loss	(5,071)	(4,236)
Net loss	(48,418)	(65,172)
Net loss per common share (1)	$(2.16)	$(3.00)

Adjusted Operating Cash Flow (2)	$137,834	$130,666
Average shares outstanding (basic and diluted)	22,372,475	21,758,066

	Three Months Ended December 31,
	2008	2007
Total revenue	$121,425	$132,758
Operating loss	(11,140)	(8,199)
Net loss	(21,668)	(19,702)
Net loss per common share (1)	$(0.97)	$(0.87)

Adjusted Operating Cash Flow (2)	$31,942	$33,838
Average shares outstanding (basic and diluted)	22,298,046	22,769,354

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.

LodgeNet Q4 2008 Earnings 2-2-2-2
          “We moved early and decisively to counter the deteriorating economic conditions in the Fourth Quarter, reducing operating costs and capital investment levels to right size our operations to the evolving economic conditions” said Scott C. Petersen, LodgeNet Chairman and CEO. “This proactive management approach and the continued expansion of our strategic growth initiatives that are focused on non-guest entertainment businesses drove a significant expansion in free cash flow and a major reduction in our debt levels in the fourth quarter.”
          Operating highlights include:
•	Debt: reduced by $21.9 million during the fourth quarter of 2008, from $610.5 million at the end of the third quarter of 2008 to $588.5 million. The leverage ratio at the end of the fourth quarter of 2008 was 4.30 times.

•	Cash from Operations: increased 60.6% to $26.5 million in the fourth quarter of 2008 from $16.5 million in the fourth quarter of 2007.

•	Capital Investment: reduced by 40.5% to $11.0 million in the fourth quarter 2008, compared to $18.5 million in the fourth quarter of 2007.

•	Adjusted Free Cash Flow***: increased to $16.2 million in the fourth quarter of 2008 from $3.7 million in the fourth quarter of 2007.

•	Operating Expenses: reduced 23.1% to $23.5 million in the fourth quarter of 2008 from $30.6 million in the fourth quarter of 2007.

•	Total Revenue: off 8.5% to $121.4 million in the fourth quarter of 2008 from $132.8 million in the fourth quarter of 2007.

•	Adjusted Operating Cash Flow*: down 5.6% to $31.9 million in the fourth quarter of 2008 as compared to $33.8 million in the fourth quarter of 2007.
          “Pending a rebound in the travel economy, we will continue to take a very conservative approach to operating expenses and capital expenditures,” continued Petersen. “Since mid-November, we have reduced our employee base by 20%, frozen wage levels, eliminated the 401(k) match, suspended the Company’s annual bonus program and cut a wide variety of other expenses, which puts us on the path to operate with $22-$23 million of System Operations and SG&A expenses in the first and second quarters of 2009. In addition, we are continuing to substantially reduce the amount of capital we are allocating to investing activities. For example, during the first and second quarters of 2009, we have reduced our plans for capital investment to $5 to $6 million per quarter as compared to the $19 million we invested in those same quarters last year. We are absolutely committed to reducing our debt and have taken the actions we believe are necessary to remain in compliance with our debt leverage covenants throughout 2009.”
RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2008 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2007
          Total revenue for 2008 was $533.9 million, an increase of $48.3 million or 9.9%, compared to 2007. The increase in revenue was attributed to increases in Guest Entertainment and Hotel Services revenue primarily related to the 2007 acquisition of On Command and increases in revenue from System Sales and Related Services. As a result of the general economy and reductions to travel and related hotel occupancy levels, the average monthly total revenue per room decreased 2.3% to $23.96 for 2008 compared to $24.53 for 2007.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services, and System Sales and Related Services, increased $45.4 million or 9.6% to $519.9 million for 2008 compared to $474.5 million for 2007. Average monthly Hospitality revenue per room was $23.33 for 2008, a decrease of 2.5% as compared to $23.94 in the prior year. The decrease was driven primarily by a 4.1% decline in occupancy year over year.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, time-shifted television, and sports programming, increased $9.9 million or 2.8% to $365.0 million.  On a per-room basis, monthly Guest Entertainment revenue for 2008 declined 9.2% to $16.38 compared to $18.04 for 2007, as a result of the 4.1% decline in occupancy and an extremely cautious consumer environment.  Average monthly movie revenue per room was $15.20 for 2008, an 8.5% reduction as compared to $16.62 per room in the prior year.

LodgeNet Q4 2008 Earnings 3-3-3-3
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $27.2 million or 29.0% to $121.2 million during 2008 versus $93.9 million in 2007.  On a per-room basis, monthly Hotel Services revenue for 2008 increased 16.2% to $5.44 compared to $4.68 for 2007, led by a 16.2% increase in monthly television programming revenue per room which was $4.89 for 2008 as compared to $4.21 for 2007.  Additionally, recurring broadband Internet revenue per room increased 12.8% from $0.47 during 2007 to $0.53 for 2008. These increases resulted primarily from the continued installation of high definition television systems and programming, and the installation of broadband Internet services.
          System Sales and Related Services, including the sale of broadband Internet equipment, TV programming reception equipment, Internet conferencing equipment and services, interactive television systems and HDTV installation services to hotels, increased $8.3 million or 32.5%, to $33.8 million during 2008 as compared to $25.5 million for 2007. Approximately $3.7 million of this growth was derived from the sale of TV installation, network design and other professional services to hotels, with the remainder coming from broadband and other equipment sales and services.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities as well as revenue from Advertising and Media Services increased $2.8 million, or 25.6%, to $14.0 million during 2008 versus $11.1 million in 2007.  For 2008, Healthcare revenue increased by $1.6 million and Advertising and Media Services revenue increased by $1.2 million versus the prior year.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $36.5 million, or 14.4%, to $289.7 million in 2008 compared to $253.2 million in 2007.  The increase in total direct costs was primarily due to the expanded revenue associated with the 2007 acquisitions of On Command and StayOnline, which we acquired on April 4, 2007 and February 1, 2007, respectively. Additionally, TV programming costs increased due to the expanded revenue we earned related to the provisioning of TV programming services. Total direct costs as a percentage of revenue were 54.3% this year as compared to 52.1% reported for 2007. The percentage increase resulted from a change in the composition of our revenue, year over year, driven by the increased percentage of revenue generated by TV programming and system sales.
          System Operations expenses increased $3.7 million or 6.9% to $57.9 million in 2008 as compared to $54.1 million in 2007. The increase was primarily due to incorporating the results of On Command for three quarters during 2007 as compared to a full year for 2008. As a percentage of revenue, System Operations expenses decreased to 10.8% for 2008 as compared to 11.1% in 2007. Per average installed room, System Operations expenses decreased 4.1% to $2.60 per room per month compared to $2.71 in the prior year. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations.
          Selling, General and Administrative (SG&A) expenses decreased $3.8 million or 6.9%, from $55.9 million in 2007 to $52.0 million in the current year. This decrease was a result of achieving the expected synergies related to the consolidation of duplicative general and administrative functions from the On Command and StayOnline acquisitions. As a percentage of revenue, SG&A expenses decreased to 9.7% in the current year compared to 11.5% in 2007. SG&A expenses per average installed room decreased 15.5% to $2.34 as compared to $2.77 in 2007.
          Depreciation and amortization expenses were $124.1 million in 2008 as compared to $116.4 million in 2007. The current year’s depreciation and amortization expenses included $11.5 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command versus $8.5 million in the three quarters we owned On Command in 2007. As a percentage of revenue, depreciation and amortization expenses were 23.2% in 2008 as compared to 24.0% in 2007.
          As a result of the erosion of the capital markets and the general economy, we incurred a goodwill and purchased intangibles impairment charge of $11.2 million in 2008 related to Advertising and Media Services, recorded a write-down of $0.6 million related to On Command purchased intangibles and recorded a $0.6 million write-down related to an investment in a high-speed Internet service provider we acquired in 2007.
          For 2008, we also incurred restructuring and reduction in force costs of $5.0 million to complete the personnel reduction phases of our post-merger activities and reorganization initiatives, compared to $11.2 million we incurred in 2007. The restructuring and reduction in force expenses were primarily related to employee severance and the consolidation of our corporate systems infrastructure.
          As part of our debt reduction initiative, we acquired through a wholly-owned subsidiary as a permitted investment under our Credit Facility, $2.8 million of outstanding debt at 50% of par value, and recorded a gain on the extinguishment of that debt in the amount of $1.4 million.

LodgeNet Q4 2008 Earnings 4-4-4-4
          Interest expense was $42.6 million in the current year versus $41.0 million in 2007. The increase resulted from the change in weighted average long-term debt, which increased to $616.8 million for 2008 from $517.0 million in 2007 due to the financing of the On Command acquisition. The weighted average interest rate decreased to 6.9% for 2008 versus 7.9% for 2007.
          As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, increased 5.4% to $137.8 million for 2008 as compared to $130.7 million reported for 2007. For the consolidated leverage covenant, Adjusted Operating Cash Flow is reduced by the cash severance payments made during the fourth quarter, resulting in $136.8 million used for the calculation of the leverage ratio.
          Net loss was $(48.4) million for 2008, compared to a net loss of $(65.2) million in the prior year. Net loss per share for 2008 was $(2.16) compared to net loss per share of $(3.00) in 2007. For the current year, the net loss included $17.7 million of acquisition related costs for restructuring, integration, reorganization and amortization of acquired intangibles as compared to $25.3 million during last year. The 2008 net loss also includes charges of $12.4 million as described above.
          Cash provided by operating activities during 2008 was $89.9 million, after utilizing $9.5 million of cash for integration, restructuring and reorganization related activities. Cash used for property and equipment additions, including growth related capital, was $64.4 million. During the year, we paid the required Term B principal repayments of $6.3 million and also made $27.5 million of elective prepayments against the Term B portion of the Credit Facility. During 2007, cash provided by operating activities was $58.9 million, after utilizing $38.2 million for the payment of restructuring, integration and financing related activities. Cash used for property and equipment additions for 2007, including growth-related capital, was $79.1 million.
          In 2008, we installed 58,901 new rooms and converted 64,052 rooms as compared to the 61,788 new rooms and 83,356 converted rooms we installed during 2007.  New HD installations comprised 45,812 or 77.8% of new systems installed in the current year as compared to 22,883 or 37.0% of new rooms in 2007.  During the year, we also converted 56,910 rooms or 88.8% to HD as compared to 34,141 or 41.0% of converted rooms in 2007. The average investment cost per newly-installed HD room decreased 13.5% to $398 during 2008. The average investment per converted HD room decreased 16.7% to $275 during the fourth quarter of 2008, compared to $330 in the fourth quarter of 2007.
RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2008 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2007
          Total revenue for the fourth quarter of 2008 was $121.4 million, a decrease of $11.3 million or 8.5%, compared to the fourth quarter of 2007. The decrease in revenue was primarily driven by a decrease in revenue from Guest Entertainment services, offset by revenue increases from Hotel Services and System Sales and Related Services to hotels and system sales to hospitals. The average monthly total revenue per room per month was $21.76 for the fourth quarter of 2008 compared to $23.85 for the fourth quarter of 2007, a decrease of 8.8%.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services and System Sales and Related Services, decreased $10.5 million or 8.2%, to $118.0 million for the fourth quarter of 2008 as compared to $128.5 million for the prior year quarter. As a result of the economic uncertainties and reduction to travel, hotel occupancy declined by 8.2% during the fourth quarter 2008 compared to the same period last year. Average monthly Hospitality revenue per room was $21.14 for the fourth quarter of 2008, a decrease of 8.4% as compared to $23.08 per room in the fourth quarter of 2007.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, Internet access through the television and sports programming, decreased $17.2 million or 18.3% to $76.7 million, impacted by a 8.2% decline in occupancy and an extremely cautious consumer environment.  On a per-room basis, monthly Guest Entertainment revenue for the fourth quarter of 2008 declined 18.5% to $13.75 compared to $16.88 for the fourth quarter of 2007.  Average monthly movie revenue per room was $12.84 for the fourth quarter of 2008, a 17.7% reduction as compared to $15.60 per room in the prior year quarter.
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $3.9 million or 14.3% to $31.0 million in the fourth quarter of 2008 versus $27.1 million for the fourth quarter of 2007. On a per-room basis, monthly Hotel Services revenue for the fourth quarter of 2008 increased 14.0% to $5.55 compared to $4.87 for the fourth quarter of 2007.  Monthly television programming revenue per room increased 15.1% to $5.03 for the fourth quarter of 2008 as compared to $4.37 for the fourth quarter of 2007.  This increase resulted primarily from the continued installation of high definition television systems and related TV programming services.  Recurring broadband Internet revenue per room remained constant at $0.50 quarter over quarter.

LodgeNet Q4 2008 Earnings 5-5-5-5
          System Sales and Related Services, including the sales of broadband equipment, TV programming reception equipment, Internet conference services and HDTV installations service to hotels, increased $2.8 million or 38.0%, to $10.3 million for the fourth quarter of 2008 as compared to $7.4 million for the fourth quarter of 2007. Over $1.4 million of this growth was derived from TV installation, network design and other professional services to hotels, with the remainder coming from broadband and other equipment sales and services.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities as well as revenue from Advertising and Media Services, decreased $0.8 million, or 18.8%, to $3.5 million during the fourth quarter of 2008 versus $4.3 million in the fourth quarter of 2007. For the fourth quarter of 2008, Healthcare revenue decreased by $224,000 and Advertising and Media revenue decreased by $578,000 versus the prior year quarter.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 7.3% or $5.3 million to $66.6 million in the fourth quarter of 2008 as compared to $71.8 million in the fourth quarter of 2007.  The decrease in total direct costs was primarily due to decreased royalties paid for movies, which varies with revenue, offset, in part, by an increase in amount paid for TV programming, which varies with the number of rooms served.  Total direct costs as a percentage of revenue were 54.8% this quarter as compared to 54.1% reported for the fourth quarter of 2007.  The slight percentage increase resulted from a change in the composition of our revenue, quarter over quarter, by the increased percentage of revenue derived from TV programming and system sales.
          System Operations expenses decreased $2.1 million, or 14.4%, to $12.7 million in the fourth quarter of 2008 as compared to $14.9 million in the fourth quarter of 2007. As a percentage of revenue, System Operations expenses were 10.5% this quarter as compared to 11.2% in the fourth quarter of 2007. Per average installed room, System Operations expenses decreased 14.6% to $2.28 per room per month compared to $2.67 in the prior year quarter. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations and our expense reduction initiatives in the fourth quarter.
          Selling, General and Administrative (SG&A) expenses decreased $4.9 million or 31.4%, from $15.7 million in the fourth quarter of 2007 to $10.8 million in the current quarter. This decrease is a result of achieving the expected synergies related to the consolidation of duplicative general and administrative functions from our 2007 acquisitions and our expense reduction initiatives in the fourth quarter. As a percentage of revenue, SG&A expenses were 8.9% in the current quarter compared to 11.8% in the fourth quarter of 2007. SG&A expenses per average installed room decreased 31.6% to $1.93 as compared to $2.82 in the fourth quarter of 2007.
          Depreciation and amortization expenses were $29.4 million in the fourth quarter of 2008 as compared to $32.6 million in the fourth quarter of 2007. The decline was due to certain acquired assets becoming fully depreciated and the reduction in capital investments. The current quarter’s depreciation and amortization expenses included $3.2 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command versus $2.7 million in the fourth quarter of 2007. As a percentage of revenue, depreciation and amortization expenses were 24.2% in the fourth quarter of 2008 as compared to 24.5% in the fourth quarter of 2007.
          As a result of the erosion of the capital market and the general economy, we incurred, in the fourth quarter, a goodwill impairment of $11.2 million related to Advertising and Media Services, recorded a write-down of $0.6 million related to On Command purchased intangibles and recorded a $0.6 million write down related to an investment in a high-speed Internet provider we acquired in 2007.
          For the fourth quarter of 2008, we incurred reduction in force expenses of $1.9 million related to our reorganization initiatives. In the fourth quarter of 2007, we incurred $6.1 million for the personnel reduction related to the acquisition of On Command and StayOnline. The restructuring and reduction in force expenses were primarily related to employee severance and the consolidation of our corporate systems infrastructure.
          As part of our debt reduction initiative, we acquired through a wholly-owned subsidiary as a permitted investment under our Credit Facility, $2.8 million of outstanding debt at 50% of par value and recorded a gain on the extinguishment of that debt in the amount of $1.4 million.
          Interest expense was $10.6 million in the current quarter versus $11.4 million in the fourth quarter of 2007. The decrease resulted from the change in weighted average long-term debt, which decreased to $604.6 million during the fourth quarter of 2008 from $625.8 million in the fourth quarter of 2007. The weighted average interest rate decreased to 7.0% for the fourth quarter of 2008 versus 7.3% for the fourth quarter 2007.

LodgeNet Q4 2008 Earnings 6-6-6-6
          As a result of factors previously described, Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, decreased 5.6% to $31.9 million for this quarter of 2008 as compared to $33.8 million reported for the fourth quarter of 2007. Restructuring, integration and reorganization expenses were $1.9 million in the fourth quarter of 2008 as compared to $9.0 million in the fourth quarter of 2007.
          Net loss was $(21.7) million for the fourth quarter of 2008, compared to a net loss of $(19.7) million in the prior year quarter. Net loss per share for the fourth quarter of 2008 was $(0.97) compared to net loss per share of $(0.87) in the fourth quarter of 2007. For the current quarter, the net loss included $5.1 million of acquisition related costs for restructuring, integration, reorganization and amortization of acquired intangibles as compared to $11.8 million during the same period of last year. The 2008 net loss also includes charges of $12.4 million as described above. Excluding all acquisition and refinancing activities and other charges noted above, net loss for the current quarter was $(5.9) million or $(0.27) per share compared to a net loss of $(8.0) million or $(0.35) per share for the fourth quarter of 2007.
          For the fourth quarter of 2008, cash provided by operating activities was $26.5 million, after utilizing $0.7 million of cash for integration, restructuring and reorganization related activities. Cash used for property and equipment additions, including growth related capital, was $11.0 million. During the quarter, we paid the required Term B repayment of $1.6 million and made $17.5 million of elective prepayments against the Term B portion of the Credit Facility. During the fourth quarter of 2007, cash provided by operating activities was $16.5 million, after utilizing $5.7 million of cash for integration and restructuring related activities. Cash used for property and equipment additions for the prior year quarter, including growth-related capital and other investing activities, was $18.6 million.
          In the fourth quarter of 2008, we installed 15,073 new rooms and converted 14,782 rooms as compared to 10,780 new rooms and 20,883 converted rooms during the fourth quarter of 2007.  New HD installations comprised 12,888 or 85.5% of new systems installed in the current quarter as compared to 6,059 or 56.2% of new rooms in the fourth quarter of 2007.  During the quarter, we also converted 14,369 rooms or 97.2% to HD as compared to 11,840 or 56.7% of converted rooms in the fourth quarter of 2007. The average investment cost per newly-installed HD room decreased to $375 during the fourth quarter of 2008 compared to $503 in the fourth quarter of 2007.  The average investment per converted HD room also decreased 16.7% to $275 during the fourth quarter of 2008, compared to $330 in the fourth quarter of 2007.
Outlook
          For the first quarter of 2009, LodgeNet expects to report revenue in the range of $126.0 million to $131.0 million. Adjusted Operating Cash Flow* in the first quarter of 2009 is expected to be in a range from $30.5 million to $34.5 million while Net Free Cash Flow** is anticipated to be in a range of $16.0 million to $17.0 million during the period. Additional guidance information for the first quarter of 2009 can be found in the Q4 2008 presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.

**	Net Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

***	Adjusted Net Free Cash Flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes cash used for restructuring, integration and reorganization activities.
          The Company will also host a teleconference to discuss its results February 18, 2009, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available via InterCall and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, net free cash flow, and adjusted net free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.

LodgeNet Q4 2008 Earnings 7-7-7-7
          Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, impairment, restructuring and reorganization charges and integration expenses. We define net free cash flow, a non-GAAP measure, as cash provided by operating activities less cash used for certain investing activities and excluding consideration paid for acquisitions. Adjusted net free cash flow, a non-GAAP measure, is defined as net free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration, restructuring and reorganization activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
          LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses.  LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,100 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 guidance, including revenue, adjusted operating cash flow, net free cash flow, Systems Operations and SG&A Expense, capital investment, and compliance with credit agreement covenants are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q4 2008 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$10,800	$25,569
Accounts receivable, net	63,620	73,580
Other current assets	9,107	11,359

Total current assets	83,527	110,508

Property and equipment, net	273,830	323,963
Debt issuance costs, net	9,117	11,374
Intangible assets, net	115,134	126,530
Goodwill	100,081	111,293
Other assets	8,097	10,155

Total assets	$589,786	$693,823

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$45,737	$50,559
Current maturities of long-term debt	7,597	7,398
Accrued expenses	23,870	30,118
Deferred revenue	17,168	14,354

Total current liabilities	94,372	102,429

Long-term debt	580,923	617,196
Other long-term liabilities	43,239	22,440

Total liabilities	718,534	742,065

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 50,000,000 shares authorized; 23,014,164 and 22,969,775 shares outstanding at December 31, 2008 and December 31, 2007, respectively	230	230
Treasury stock, at cost: 530,000 and 60,000 shares at December 31, 2008 and December 31, 2007, respectively	(5,737)	(1,075)
Additional paid-in capital	332,649	330,405
Accumulated deficit	(416,056)	(367,638)
Accumulated other comprehensive loss	(39,834)	(10,164)

Total stockholders’ deficiency	(128,748)	(48,242)

Total liabilities and stockholders’ deficiency	$589,786	$693,823

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2008 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2008	2007	2006
Revenues:
Hospitality	$519,922	$474,473	$285,770
Other	13,957	11,115	2,443

Total revenues	533,879	485,588	288,213

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	278,776	245,609	130,719
Other	10,924	7,554	1,234
Operating expenses:
System operations	57,853	54,114	35,223
Selling, general and administrative	52,042	55,878	28,999
Depreciation and amortization	124,060	116,378	66,311
Impairment charge	11,212	—	—
Restructuring and reorganization	5,047	11,158	—
Other operating income	(964)	(867)	(1,205)

Total direct costs and operating expenses	538,950	489,824	261,281

(Loss) income from operations	(5,071)	(4,236)	26,932

Other Income and (Expenses):
Interest expense	(42,551)	(40,950)	(25,730)
Gain on extinguishment of debt	1,446	—	—
Loss on early retirement of debt	(448)	(22,195)	(227)
Other (expense) income	(945)	1,526	1,165

(Loss) income before income taxes	(47,569)	(65,855)	2,140
(Provision) benefit for income taxes	(849)	683	(299)

Net (loss) income	$(48,418)	$(65,172)	$1,841

Net (loss) income per common share (basic)	$(2.16)	$(3.00)	$0.10

Net (loss) income per common share (diluted)	$(2.16)	$(3.00)	$0.10

Weighted average shares outstanding (basic)	22,372,475	21,758,066	18,332,824

Weighted average shares outstanding (diluted)	22,372,475	21,758,066	18,840,917

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2008 Earnings 10-10-10-10
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2008	2007	2006
Operating activities:
Net (loss) income	$(48,418)	$(65,172)	$1,841
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	124,060	116,378	66,311
Gain on extinguishment of debt	(1,446)	—	—
Impairment charge	11,212	—	—
Loss on early retirement of debt	448	3,583	227
Share-based compensation	2,275	1,737	1,677
Gain due to insurance proceeds	(815)	—	(817)
Insurance proceeds related to business interruption	815	—	526
Other, net	576	188	(238)
Change in operating assets and liabilities:
Accounts receivable, net	9,030	(7,861)	(3,332)
Other current assets	2,030	(2,496)	(2,070)
Accounts payable	(5,454)	6,052	3,126
Accrued expenses and deferred revenue	(5,720)	8,332	7,795
Other	1,260	(1,872)	(2,745)

Net cash provided by operating activities	89,853	58,869	72,301

Investing activities:
Property and equipment additions	(64,407)	(79,097)	(48,268)
Insurance proceeds related to property damage	—	—	291
Acquisition of StayOnline, Inc.	—	(14,311)	(1,174)
Acquisition of THN (20% minority interest)	—	(5,000)	—
Acquisition of On Command Corporation, net of cash acquired	—	(335,517)	(1,691)
Other investing activities	—	651	238

Net cash used for investing activities	(64,407)	(433,274)	(50,604)

Financing activities:
Proceeds from long-term debt	—	625,000	—
Repayment of long-term debt	(33,760)	(271,241)	(21,500)
Payment of capital lease obligations	(1,365)	(1,712)	(1,380)
Borrowings on revolving credit facility	30,000	—	—
Repayments of revolving credit facility	(30,000)	—	—
Debt issuance costs	—	(12,738)	—
Contribution from minority interest holder to subsidiary	—	300	—
Purchase of treasury stock	(4,662)	(1,075)	—
Proceeds from issuance of common stock, net of offering costs	—	23,290	—
Exercise of stock options	—	17,120	4,179
Change in other long-term liability	—	(2,225)	(930)

Net cash (used for) provided by financing activities	(39,787)	376,719	(19,631)

Effect of exchange rates on cash	(428)	460	(13)

(Decrease) increase in cash and cash equivalents	(14,769)	2,774	2,053
Cash and cash equivalents at beginning of period	25,569	22,795	20,742

Cash and cash equivalents at end of period	$10,800	$25,569	$22,795

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2008 Earnings 11-11-11-11
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2008	2007
Revenues:
Hospitality	$117,959	$128,490
Other	3,466	4,268

Total revenues	121,425	132,758

Direct Costs and Operating Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	63,756	69,000
Other	2,801	2,826
Operating expenses:
System operations	12,739	14,878
Selling, general and administrative	10,757	15,678
Depreciation and amortization	29,412	32,562
Impairment charge	11,212	—
Restructuring and reorganization	1,905	6,105
Other operating income	(17)	(92)

Total direct costs and operating expenses	132,565	140,957

Loss from operations	(11,140)	(8,199)

Other Income and (Expenses):
Interest expense	(10,552)	(11,423)
Gain on extinguishment of debt	1,446	—
Loss on early retirement of debt	(293)	—
Other (expense) income	(922)	73

Loss before income taxes	(21,461)	(19,549)
Provision for income taxes	(207)	(153)

Net loss	$(21,668)	$(19,702)

Net loss per common share (basic and diluted)	$(0.97)	$(0.87)

Weighted average shares outstanding (basic and diluted)	22,298,046	22,769,354

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2008 Earnings 12-12-12-12
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	4th Qtr ’08	3rd Qtr ’08	2nd Qtr ’08	1st Qtr ’08	4th Qtr ’07
Room Base Statistics

Total Rooms Served (1)	1,977,015	1,970,752	1,969,524	1,968,000	1,962,090
Total Guest Entertainment Rooms (2)	1,866,353	1,862,885	1,865,594	1,863,599	1,860,720
Total HD Rooms (3)	191,491	163,768	137,034	109,980	84,327
Percent of Total Guest Entertainment Rooms	10.3%	8.8%	7.3%	5.9%	4.5%
Total Television Programming (FTG) Rooms (4)	1,105,754	1,098,687	1,087,448	1,076,894	1,068,256
Percent of Total Guest Entertainment Rooms	59.2%	59.0%	58.3%	57.8%	57.4%
Total Broadband Internet Rooms (5)	229,003	227,880	222,421	221,906	218,860
Percent of Total Rooms Served	11.6%	11.6%	11.3%	11.3%	11.2%

Revenue Per Room Statistics (per month)

Hospitality
Guest Entertainment	$13.75	$16.85	$17.09	$17.83	$16.88
Hotel Services	5.55	5.52	5.40	5.29	4.87
System Sales and Related Services	1.84	1.42	1.29	1.50	1.33

Total Hospitality	21.14	23.79	23.78	24.62	23.08
Other (Healthcare and Advertising Media)	0.62	0.51	0.87	0.50	0.77

Total Revenue Per Room	$21.76	$24.30	$24.65	$25.12	$23.85
Based on average Guest Entertainment rooms.

Summary Operating Results

(Dollar amounts in thousands)
Hospitality Revenue:
Guest Entertainment	$76,739	$93,808	$95,208	$99,203	$93,966
Hotel Services	30,970	30,714	30,082	29,410	27,099
System Sales and Related Services	10,250	7,954	7,200	8,385	7,425

Total Hospitality	117,959	132,476	132,490	136,998	128,490
Other Revenue (Healthcare and Advertising Media)	3,466	2,844	4,857	2,789	4,268

Total Revenue	$121,425	$135,320	$137,347	$139,787	$132,758
Adjusted Operating Cash Flow (6)	$31,942	$34,611	$36,730	$34,551	$33,838

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss)

(Dollar amounts in thousands)
Adjusted Operating Cash Flow	$31,942	$34,611	$36,730	$34,551	$33,838
Depreciation and Amortization	(26,247)	(26,430)	(29,886)	(29,948)	(29,843)
Amortization of Acquired Intangibles	(3,165)	(2,616)	(2,616)	(3,152)	(2,719)
Share Based Compensation	(540)	(542)	(685)	(508)	(442)
Impairment Charge	(11,212)	—	—	—	—
Restructuring Charge	(1,905)	(323)	(817)	(2,002)	(6,105)
Integration Expense	(13)	(75)	(249)	(788)	(2,928)
Insurance Proceeds	—	—	815	—	—

Operating Income (Loss)	$(11,140)	$4,625	$3,292	$(1,847)	$(8,199)

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.